Registration No. 333-_________
As filed with the Securities and Exchange Commission on November 18, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Energy Services of America Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	20-4606266
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 Industrial Lane
Huntington, West Virginia 25702-9694
 (Address of Principal Executive Offices)
Energy Services of America Corporation Long Term Incentive Plan
 (Full Title of the Plan)Copies to:
Mr. Edsel Burns	Mr. Alan Schick, Esq.
President and Chief Executive Officer	Luse Gorman Pomerenk & Schick, P.C.
Energy Services of America Corporation	5335 Wisconsin Ave., N.W., Suite 780
100 Industrial Lane	Washington, DC 20015-2035
Huntington, West Virginia 25702-9694	(202) 274-2000
(304) 399-6315
(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X ]
(Do not check if a smaller reporting company)

____________________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share	1,200,000(2)	$2.92(4)	$3,504,000	$402
Stock Options	1,200,000(3)	-- (5)	--	--
Total Securities	2,400,000		$3,504,000	$402
_______________________
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Energy Services of America Corporation Long Term Incentive Plan (the “Stock Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Energy Services of America Corporation (the “Company”) pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents the number of shares of common stock reserved for issuance under the Stock Plan for any future grants of stock options or restricted stock.
(3)	Represents the total number of stock options reserved for issuance under the Stock Plan for grants of stock options.
(4)
Determined pursuant to 17 C.F.R. Sections 230.457(h)(1) and 230.457(c) under the Securities Act upon the basis of the average of the high and low prices reported on the NYSE Amex Equities Market on November 15, 2011.

(5)	No separate registration fee is required with respect to the stock options pursuant to 17 C.F.R. Section 230.457(h)(3).

____________________

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. Section 230.462.

PART I.

Items 1 and 2.  Plan Information and Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in Parts I and II of Form S-8 have been or will be sent or given to participants in the Stock Plan as specified by 17 C.F.R. Section 230.428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

Item 3.  Incorporation of Documents by Reference.

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

a) The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 (Commission File No. 001-32998), filed with the Commission on December 21, 2010, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the Annual Report on Form 10-K referred to in (a) above; and

c) The description of the Company’s common stock contained in the Registration Statement on Form S-1 (Commission File No. 333-133111) dated April 7, 2006, as amended May 16, 2006, June 19, 2006, July 19, 2006 and August 11, 2006; and

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Articles XVII and XVIII of the Certificate of Incorporation of the Company set forth circumstances under which directors, officers, employees and agents of the Company may be insured or indemnified against liability which they incur in their capacities as such.

XVII.

A.           Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee, trustee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, expressly including service as a director, officer or in a similar position with any exchange, board of trade, clearing corporation or similar institution on which the Corporation or any other corporation a majority of the stock of which is owned directly or indirectly by the Corporation had membership privileges at the relevant time during which any such position was held, shall be indemnified by the Corporation against expenses including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided that funds paid or required to be paid to any person as a result of the provisions of this Article XVII shall be returned to the Corporation or reduced, as the case may be, to the extent that such person receives funds pursuant to an indemnification from any other corporation or organization. Any such person who could be indemnified pursuant to the preceding sentence except for the fact that the subject action or suit is or was by or in the right of the Corporation shall be indemnified by the Corporation against expenses including attorneys' fees actually or reasonably incurred by him in connection with the defense or settlement of such action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

B.           To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Article XVII.A above, or in defense of any claim, issue or matter therein, he shall be indemnified by the Corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith without the necessity of any action being taken by the Corporation other than the determination, in good faith, that such defense has been successful. In all other cases wherein such indemnification is provided by this Article XVII, unless ordered by a court, indemnification shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct specified in this Article XVII. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the holders of a majority of the shares of capital stock of the Corporation entitled to vote thereon.

C.           The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.  Entry of a judgment by consent as part of a settlement shall not be deemed a final adjudication of liability for negligence or misconduct in the performance of duty, nor of any other issue or matter.

D.           Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by the director, officer, employee or agent involved to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation.

E.           The indemnification hereby provided shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

F.           By action of the Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, owner, employee, trustee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee trustee or of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation shall have the power to indemnify him against such liability under the provisions of this Article XVII.

XVIII.

The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto.  Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  List of Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. attached hereto

4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman Pomerenk & Schick, A Professional Corporation	Exhibit 5

10	Energy Services of America Corporation Long Term Incentive Plan	**

23.1	Consent of Luse Gorman Pomerenk & Schick, A Professional Corporation	Contained in Exhibit 5

23.2	Consent of Independent Registered Public Accounting Firm	Exhibit 23.2

24	Power of Attorney	Contained on Signature Page
_________________________
*
Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 (Commission File No. 333-133111), originally filed by the Company under the Securities Act with the Commission on April 7, 2006, and all amendments or reports filed for the purpose of updating such description.

**
Incorporated by reference to Appendix A of the definitive proxy statement for the Company’s Annual Meeting of Stockholders (Commission File No. 001-32998), filed by the Company under the Exchange Act on July 2, 2010.

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.           That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Huntington, West Virginia, on this 18th day of November, 2011.

ENERGY SERVICES OF AMERICA CORPORATION
By:	/s/ Edsel R. Burns
Edsel R. Burns
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Energy Services of America Corporation (the “Company”) hereby severally constitute and appoint Edsel R. Burns as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Edsel R. Burns may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock and stock options under the Stock Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Edsel R. Burns shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Edsel R. Burns	President, Chief Executive Officer and Director	November 18, 2011
Edsel R. Burns	(Principal Executive Officer)

/s/ Larry A. Blount	Secretary/Treasurer and	November 18, 2011
Larry A. Blount	Chief Financial Officer
(Principal Financial Officer and
Principal Accounting Officer)

/s/ Marshall T. Reynolds	Chairman and Director	November 18, 2011
Marshall T. Reynolds

/s/ Jack M. Reynolds	Director	November 18, 2011
Jack M. Reynolds

Signatures	Title	Date

/s/ Neal W. Scaggs	Director	November 18, 2011
Neal W. Scaggs

/s/ Joseph L. Williams	Director	November 18, 2011
Joseph L. Williams

/s/ Keith Molihan	Director	November 18, 2011
Keith Molihan

/s/ Douglas V. Reynolds	Director	November 18, 2011
Douglas V. Reynolds

/s/ James Shafer	Director	November 18, 2011
James Shafer

/s/ Nester S. Logan	Director	November 18, 2011
Nester S. Logan

/s/ Samuel G. Kapourales	Director	November 18, 2011
Samuel G. Kapourales

EXHIBIT INDEX

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. attached hereto

4	Form of Common Stock Certificate	*

5	Opinion of Luse Gorman Pomerenk & Schick, A Professional Corporation	Exhibit 5

10	Energy Services of America Corporation Long Term Incentive Plan	**

23.1	Consent of Luse Gorman Pomerenk & Schick, A Professional Corporation	Contained in Exhibit 5

23.2	Consent of Independent Registered Public Accounting Firm	Exhibit 23.2

24	Power of Attorney	Contained on Signature Page
_________________________
*
Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 (Commission File No. 333-133111), originally filed by the Company under the Securities Act with the Commission on April 7, 2006, and all amendments or reports filed for the purpose of updating such description.

**
Incorporated by reference to Appendix A of the definitive proxy statement for the Company’s Annual Meeting of Stockholders (Commission File No. 001-32998), filed by the Company under the Exchange Act on July 2, 2010.